Exhibit 3.16

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

NET 3 ACQUISITION L.P.

Dated as of November 28, 2001

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

NET 3 ACQUISITION L.P.

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, dated as of November 28, 2001, is entered into by and among Lex GP-1, Inc. (“GP-1”), a Delaware corporation, as the general partner (the “General Partner”), Lex LP-1, Inc. (“LP-1”), a Delaware corporation, as the initial limited partner (the “Initial Limited Partner”), Lexington Corporate Properties Trust, a Maryland statutory real estate investment trust, as an additional signatory (“LXP”), and the Persons whose names will be hereinafter set forth on Exhibit A hereto as special limited partners (collectively, the “Special Limited Partners”), with any other Persons who become Partners in the Partnership as provided herein.

WHEREAS, the General Partner caused to be filed on November 3, 2000, a certificate of limited partnership on behalf of Net 3 Acquisition L.P. (“Net 3” or the “Partnership”) and thereafter GP-1 and LP-1 entered into an Agreement of Limited Partnership of the Partnership, dated November 3, 2000;

WHEREAS, on November 13, 2000, GP-1, in its capacity as the General Partner of the Partnership, and LP-1, in its capacity as the sole limited partner of the Partnership, authorized and approved the Net 3 Merger and the execution and delivery of the Net 3 Merger Agreement by the Partnership;

WHEREAS, at the Effective Time, (i) Net 1 and Net 2 merged with and into Net 3, whereupon the separate existence of Net 1 and Net 2 ceased and (ii) Net 3 was the surviving limited partnership of the Net 3 Merger; and

WHEREAS, in connection with the consummation of the Net 3 Merger pursuant to the Net 3 Merger Agreement, GP-1, LP-1, LXP and the Special Limited Partners set forth on Exhibit A hereby entered into this Amended and Restated Agreement of Limited Partnership of Net 3 Acquisition L.P. on the terms and conditions set forth below.

ARTICLE 1

DEFINED TERMS

The following definitions shall for all purposes be applied to the following terms used in this Agreement.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time.

“Additional Limited Partners” means the Special Limited Partners and any other limited partner admitted to the Partnership pursuant to Section 4.2.A.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Partnership Year (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Partnership Year.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Exhibit B hereof. Once an Adjusted Property is deemed distributed by, and re-contributed to, the Partnership for federal income tax purposes upon a termination thereof pursuant to Section 708 of the Code, such property shall thereafter constitute a Contributed Property until the Carrying Value of such property is further adjusted pursuant to Exhibit B hereof.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.

“Agreed Value” means (i) the 704(c) Value of such property or other consideration in the case of any Contributed Property as of the time of its contribution to the Partnership, reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (ii) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property at the time such Property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution under Section 752 of the Code and the Regulations thereunder.

“Agreement” means this Amended and Restated Agreement of Limited Partnership, as it may be amended, supplemented or restated from time to time.

“Assignee” means a Person to whom one or more Partnership Units held by an Additional Limited Partner have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Additional Limited Partner and who has the rights set forth in Section 11.5.

“Book-Tax Disparities” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Exhibit B and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Account” means the Capital Account maintained for a Partner pursuant to Exhibit B hereof.

“Capital Contributions” means, with respect to any Partner, any cash, cash equivalents or the Agreed Value of Contributed Property which such Partner contributes or is deemed to contribute to the Partnership pursuant to Section 4.1 or 4.2 hereof.

“Capital Event” means the sale, refinancing or other disposition of a Partnership asset outside the ordinary course of the Partnership’s business.

“Carrying Value” means (i) with respect to a Contributed Property or Adjusted Property, the 704(c) Value of such property reduced (but not below zero) by all Depreciation with respect to such property charged to the Partners’ Capital Accounts and (ii) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Exhibit B hereof, and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cash Redemption Amount” means an amount equal to the product of (i) the number of Partnership Units offered for redemption by the Redeeming Partner, multiplied by (ii)(a) the average Daily Market Price of the REIT Shares for the twenty (20) Business Days preceding the Specified Redemption Date multiplied by (b) the Redemption Factor.

“Certificate” means the Certificate of Limited Partnership relating to the Partnership filed in the office of the Delaware Secretary of State, as amended from time to time in accordance with the terms hereof and the Act.

“Closing Date” means November 28, 2001, which was the closing date of the Net 3 Merger.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Common Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1 and 4.2, other than the Special Limited Partner Units.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the

Partnership (or deemed contributed to the Partnership on termination and reconstitution thereof pursuant to Section 708 of the Code). Once the Carrying Value of a Contributed Property is adjusted pursuant to Exhibit B hereof, such property shall no longer constitute a Contributed Property for purposes of Exhibit B hereof, but shall be deemed an Adjusted Property for such purposes.

“Daily Market Price” means the price of REIT Shares on the relevant date, determined (a) on the basis of the last reported trading price of REIT Shares as reported on the New York Stock Exchange (the “NYSE”), or if the REIT Shares are not then listed on the NYSE, as reported on such national securities exchange upon which the REIT Shares are listed, or (b) if there is no reported sale or trade on the day in question, on the basis of the average of the closing bid and asked quotations regular way so reported, or (c) if REIT Shares are not listed on the NYSE or on any national securities exchange, on the basis of the high bid and low asked quotations regular way on the day in question in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System, or, if not so quoted, as reported by the National Quotation Bureau, Incorporated, or a similar organization.

“Declaration of Trust” means the Declaration of Trust of LXP, as amended or restated from time to time.

“Depreciation” means, for each fiscal year, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner.

“Effective Date” shall mean the date of the filing of each of the Net 3 Merger Certificates with the Secretary of State of the State of Delaware.

“Effective Time” shall mean the time of the filing of each of the Net 3 Merger Certificates with the Secretary of State of Delaware.

“General Partner” means Lex GP-1, Inc. or its successors as general partner of the Partnership.

“General Partner Interest” means a Partnership Interest held by the General Partner that is a general partner interest. A General Partner Interest shall be expressed as a number of Partnership Units.

“Immediate Family” means, with respect to any natural Person, such natural Person’s spouse and such natural Person’s natural or adoptive parents, descendants, nephews, nieces, brothers, and sisters.

“Incapacity” or “Incapacitated” means (i) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him incompetent to manage his Person or his estate; (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership; (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any Bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner, (c) the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors, (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above, (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties, (f) any proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof, (g) the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator for the assets of the Partner which such appointment has not been vacated or stayed within ninety (90) days of such appointment, or (h) an appointment referred to in clause (g) is not vacated within ninety (90) days after the expiration of any such stay.

“Indemnitee” means (i) any Person made a party to a proceeding by reason of his status as (A) the General Partner, or (B) a director or officer of the Partnership, the General Partner, the Initial Limited Partner or LXP, and (ii) such other Persons (including Affiliates of the Partnership, the General Partner, the Initial Limited Partner or LXP) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“Initial Redemption Date” means November 28, 2006 (five years from the Closing Date).

“IRS” means the Internal Revenue Service, which administers the internal revenue laws of the United States.

“Limited Partner Interest” means a Partnership Interest held by a Limited Partner in the Partnership that is a limited partner interest. A Limited Partner Interest shall be expressed as a number of Partnership Units.

“Limited Partners” means the Initial Limited Partner and the Special Limited Partners.

“Liquidating Event” has the meaning set forth in Section 13.1.

“Liquidator” has the meaning set forth in Section 13.2.

“LXP” means Lexington Corporate Properties Trust, a Maryland statutory real estate investment trust.

“Net 1” means Net 1 L.P., a Delaware limited partnership.

“Net 2” means Net 2 L.P., a Delaware limited partnership.

“Net 3 Merger” means the merger of Net 1 and Net 2 with and into Net 3.

“Net 3 Merger Certificates” means, collectively, the certificates of merger filed by Net 3 in the office of the Secretary of State of the State of Delaware relating to the Net 3 Merger.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Exhibit B. Once an item of income, gain, loss or deduction that has been included in the initial computation of Net Income is subjected to the special allocation rules in Exhibit C, Net Income or the resulting Net Loss, whichever the case may be, shall be recomputed without regard to such item.

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Exhibit B. Once an item of income, gain, loss or deduction that has been included in the initial computation of Net Loss is subjected to the special allocation rules in Exhibit C, Net Loss or the resulting Net Income, whichever the case may be, shall be recomputed without regard to such item.

“Nonrecourse Built-in Gain” means, with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 2.B of Exhibit C if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“Notice of Redemption” means the Notice of Redemption substantially in the form of Exhibit D to this Agreement.

“Operating Cash Flow” means, for any period, operating revenue from leases on real property investments, partnership distributions with respect to partnerships in which the Partnership has interests, and interest on uninvested funds and other cash investment returns, less operating expenses, capital expenditures and regularly scheduled principal and interest payments (exclusive of balloon payments due at maturity) on outstanding mortgage and other indebtedness. The General Partner may, in its discretion, reduce Operating Cash Flow for any period by an amount determined by the General Partner to be necessary to fund reserves required by the Partnership.

“Partner” means the General Partner, the Initial Limited Partner, or any Special Limited Partner, and “Partners” means, collectively, the General Partner, the Initial Limited Partner and all of the Special Limited Partners.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

“Partnership” shall have the meaning set forth in Section 2.3 of this Agreement.

“Partnership Interest” means an ownership interest in the Partnership and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest shall be expressed as a number of Partnership Units.

“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Partnership Record Date” means the record date established by the General Partner for the distribution of Operating Cash Flow pursuant to Section 5.1 hereof, which record date shall be the same as the record date established by LXP for a distribution to its stockholders of some or all of such distribution.

“Partnership Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1 and 4.2, including, without limitation, Common Units and Special Limited Partner Units.

“Partnership Year” means the fiscal year of the Partnership, which shall be the calendar year.

“Percentage Interest” means, as to a Partner, its interest in the Partnership as determined by dividing the Partnership Units owned by such Partner by the total number of Partnership Units then outstanding and as specified in Exhibit A attached hereto, as such Exhibit may be amended from time to time.

“Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

“Prior Agreement” means the Agreement of Limited Partnership of Net 3 Acquisition L.P., dated as of November 3, 2000.

“Recapture Income” means any gain recognized by the Partnership upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Redeeming Partner” has the meaning set forth in Section 8.4.

“Redemption Amount” means the Share Redemption Amount or, if the General Partner so elects pursuant to Section 8.4.A. hereof, the Cash Redemption Amount to be delivered by the Partnership to a Redeeming Partner.

“Redemption Factor” means 1.0, provided that in the event that LXP (i) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares, (ii) subdivides its outstanding REIT Shares, or (iii) combines its outstanding REIT Shares into a smaller number of REIT Shares, the Redemption Factor shall be adjusted by multiplying the Redemption Factor in effect immediately before such event by a fraction, the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on the record date for such dividend distribution, subdivision or combination. Any adjustment to the Redemption Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

“Redemption Right” has the meaning set forth in Section 8.4.A. hereof.

“Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“REIT” means a real estate investment trust under Section 856 of the Code.

“REIT Share” shall mean a common share of LXP, $.0001 par value. A REIT Share shall also mean an excess share of LXP, $.0001 par value, issued in exchange or upon conversion of a common share of LXP under the circumstances contemplated by the Declaration of Trust.

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 2.B.l(a) or 2.B.2(a) of Exhibit C to eliminate Book-Tax Disparities.

“704(c) Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt; provided that the 704(c) Value of any property deemed contributed to the Partnership for federal income tax purposes upon termination and reconstitution thereof pursuant to Section 708 of the Code shall be determined in accordance with Exhibit B hereof. Subject to Exhibit B hereof, the General Partner shall, in its sole and absolute discretion, use such method as it deems reasonable and appropriate to allocate the aggregate of the 704(c) Values of Contributed Properties in a single or integrated transaction among the separate properties on a basis proportional to their respective fair market values.

“Share Redemption Amount” means the number of REIT Shares equal to the product of the number of Partnership Units offered for redemption by a Redeeming Partner, multiplied by the Redemption Factor; provided that in the event the General Partner issues to all holders of REIT Shares rights, options, warrants or convertible or exchangeable securities entitling the stockholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the “rights”) then the Share Redemption Amount shall also include such rights that a holder of that number of REIT Shares would be entitled to receive.

“Special Limited Partner” means a Person admitted to the Partnership as a Special Limited Partner and who is shown as such on the books and records of the Partnership.

“Special Limited Partner Interest” means a Partnership Interest of the Special Limited Partners in the Partnership representing a fractional part of the Partnership Interests of all Special Limited Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Special Limited Partner Interest may be expressed as a number of Partnership Units.

“Special Limited Partner Units” shall mean those Special Limited Partner Units issued pursuant to Section 4.1 and 4.2.

“Special Limited Partner Unit Distribution Amounts” means such amounts of distributions for each Special Limited Partner Unit which is equal to the amount of distributions made in respect of one REIT Share outstanding on any given date multiplied by the Redemption Factor such amount of Special Limited Partner Unit Distribution Amounts being adjusted from time to time in accordance with the Redemption Factor.

“Specified Redemption Date” means the tenth (10th) Business Day after receipt by the General Partner and LXP of a Notice of Redemption.

“Subsequent Partner” means a Person admitted to the Partnership as a Partner after the date hereof through the sale or issuance by the Partnership of additional Partnership Interests and not through the transfer of existing Partnership Interests.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Additional Limited Partner” means a Person who is admitted as an Additional Limited Partner to the Partnership pursuant to Section 11.4.

“Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the fair market value of such property (as determined under Exhibit B hereof) as of such date, over (ii) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit B hereof) as of such date.

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit B hereof) as of such date, over (ii) the fair market value of such property (as determined under Exhibit B hereof) as of such date.

ARTICLE 2

ORGANIZATIONAL MATTERS

Section 2.1	Organization.

A.            The Partnership is a limited partnership formed pursuant to the provisions of the Act and upon the terms and conditions set forth in the Prior Agreement. The Partners hereby amend and restate the Prior Agreement in its entirety as of the date hereof to reflect the admission of the Special Limited Partner(s) into the Partnership. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

Section 2.2	Net 3 Merger.

A.            GP-1, in its capacity as the general partner of the Partnership, and each of the other Partners in their respective capacities as such, hereby authorizes and approves the consummation of the Net 3 Merger and reaffirms all the terms and conditions set forth in the Net

3 Merger Agreement by the Partnership. At the Effective Time, (i) Net 1 and Net 2 merged with and into Net 3, whereupon the separate existence of Net 1 and Net 2 ceased and (ii) Net 3, also referred to as the Partnership in this Agreement, was the surviving limited partnership of the Net 3 Merger.

B.            Each limited partner interest in Net 1 and Net 2 outstanding immediately prior to the Effective Time was exchanged, at the Effective Time, pursuant to the terms of the Net 3 Merger Agreement, for either (a) common shares of LXP and cash or (b) 8.5% senior subordinated debentures of LXP due 2009.

C.            The general partner interests in each of Net 1 and Net 2 outstanding immediately prior to the Effective Time were contributed to the Partnership, immediately prior to the Effective Time, in exchange for Special Limited Partner Interests in Net 3 which are being issued pursuant to this Agreement, and the general partners of Net 1 and Net 2 are each hereby admitted to the Partnership as a Special Limited Partner.

Section 2.3	Name.

The name of the Partnership is Net 3 Acquisition L.P. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time.

Section 2.4	Registered Office and Agent Principal Office.

The address of the registered office of the Partnership in the State of Delaware is located at 9 East Lookerman Street, City of Dover, County of Kent, Delaware 19904, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office is National Registered Agents, Inc. The principal office of the Partnership is located at 355 Lexington Avenue, New York, New York 10017, and may be changed to such other place as the General Partner may from time to time designate. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

Section 2.5	Term.

The term of the Partnership commenced on November 3, 2000, the date the Certificate was filed in the office of the Secretary of State of Delaware in accordance with the Act and shall continue until December 31, 2093, unless the Partnership is dissolved sooner pursuant to the provisions of Article 13 or as otherwise provided by law.

ARTICLE 3

PURPOSE

Section 3.1	Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act; provided that such business shall be limited to and conducted in such a manner as to permit LXP at all times to be classified as a REIT, unless LXP ceases to qualify as a REIT for reasons other than the conduct of the business of the Partnership, (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or to own interests in any entity engaged in any of the foregoing and (iii) to do anything necessary or incidental to the foregoing. In connection with the foregoing, and without limiting LXP’s right in its sole discretion to cease qualifying as a REIT, the Partners acknowledge that LXP’s status as a REIT inures to the benefit of all the Partners and not solely to LXP.

Section 3.2	Powers.

The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership; provided that the Partnership shall not take, or refrain from taking, any action which, in the judgment of the General Partner, in its sole and absolute discretion, (i) could adversely affect the ability of LXP to continue to qualify as a REIT under Section 857 of the Code, (ii) could subject LXP to any additional taxes under any Section of the Code or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over LXP or its securities, unless such action (or inaction) shall have been specifically consented to by LXP in writing.

Notwithstanding anything to the contrary that may be contained herein, the Partnership had and continues to have the power and authority to execute, acknowledge, verify, deliver, file and record any and all documents and instruments, including the Net 3 Merger Agreement and the Net 3 Merger Certificates, and to perform any and all acts required by applicable law or which were or may be necessary or advisable in order to give effect to the consummation of the Net 3 Merger.

ARTICLE 4

CAPITAL CONTRIBUTIONS

Section 4.1	Capital Contributions of the Partners.

As of the date of this Agreement, (i) the Partners shall be deemed to have made the Capital Contributions set forth in Exhibit A to this Agreement and (ii) each Partner shall own Common Units or Special Limited Partner Units in the amount set forth for such Partner in Exhibit A and shall have a Percentage Interest in the Partnership as set forth for such Partner in Exhibit A, which Percentage Interest shall be adjusted in Exhibit A from time to time by the General Partner to the extent necessary to reflect accurately redemptions, Capital Contributions, Capital Events, the issuance of additional Partnership Units or similar events having an effect on a Partner’s Percentage Interest. Except as provided in Sections 4.2 and 10.4, the Partners shall have no obligation to make any additional Capital Contributions or loans to the Partnership.

Section 4.2	Issuances of Additional Partnership Interests.

A.            The General Partner is hereby authorized to cause the Partnership from time to time to issue to the Partners or other Persons additional Partnership Units or other Partnership Interests in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to existing Partnership Interests, all as shall be determined by the General Partner in its sole and absolute discretion, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests, (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions, and (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership.

B.            Notwithstanding any provision of Section 4.2.A to the contrary, no such additional Partnership Units or other Partnership Interests shall be issued to the General Partner, the Initial Limited Partner, LXP or any of their Subsidiaries unless

(1)       (a) the additional Partnership Interests are issued in connection with an issuance of shares of LXP, which shares have designations, preferences and other rights, all such that the economic interests are substantially similar to the designations, preferences and other rights of the additional Partnership Interests issued to the General Partner, the Initial Limited Partner, LXP or any of their Subsidiaries in accordance with Section 4.2.A, and (b) LXP through the General Partner or the Limited Partner shall make a Capital Contribution to the Partnership in an amount equal to the proceeds raised in connection with the issuance of such shares of LXP, or

(2)       the additional Partnership Interests are issued to all Partners in proportion to their respective Percentage Interests.

ARTICLE 5

DISTRIBUTIONS

Section 5.1	Requirement and Characterization of Distributions.

A.            General. Subject to Section 5.1.B, the General Partner shall distribute from time to time, but not less than semi-annually, to the Partners who are Partners of the Partnership for such relevant period an amount equal to 100% of the Operating Cash Flow generated by the Partnership during such relevant period in accordance with their respective Percentage Interest on such applicable Partnership Record Date for such distributions; provided, that in no event may a Partner receive a distribution of Operating Cash Flow with respect to a Partnership Unit if such Partner is entitled to receive a distribution out of such Operating Cash Flow with respect to a REIT Share for which such Partnership Unit has been redeemed or exchanged.

B.            Special Limited Partner Units. Notwithstanding Section 5.1.A, each Partner’s share of Operating Cash Flow with respect to Special Limited Partner Units held by such Partner shall be equal to the Special Limited Partner Unit Distribution Amount.

Section 5.2	Amounts Withheld.

All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.4 hereof with respect to any allocations, payment or distribution to the Partners or the Assignees shall be treated as amounts distributed to the Partners or the Assignees pursuant to Section 5.1 for all purposes under this Agreement.

Section 5.3	Distributions Upon Liquidation.

Proceeds from a Terminating Capital Transaction, and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership, shall be distributed to the Partners in accordance with Section 13.2.

ARTICLE 6

ALLOCATIONS

Section 6.1	Allocations For Capital Account Purposes.

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Exhibit B hereof) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

A.            Net Income. After giving effect to the special allocations set forth in Section 1 of Exhibit C, Net Income shall be allocated to the holders of Special Limited Partner Units with respect to such Special Limited Partner Units in an amount equal to cash distributions received with respect to such Special Limited Partner Units, and the remainder to the holder of Common Units pro rata in the proportion that each holder’s Common Units bear to the total number of Common Units outstanding; provided, that following (i) the Effective Date and (ii) the sale or other disposition (in which gain or loss is recognized) of real properties representing at least fifty (50%) percent of the Carrying Value of such properties as of the Effective Date, gains from the sale or other disposition of partnership assets shall be allocated to the Partners having negative Capital Accounts, to the extent and in accordance with such negative Capital Accounts and thereafter to all Partners in accordance with their Percentage Interests, provided, further, that Partners holding Special Limited Partner Units shall only be allocated taxable income with respect to such Special Limited Partner Units in an amount equal to the cash distributions received in respect of such Special Limited Partner Units.

B.            Net Losses. After giving effect to the special allocations set forth in Exhibit C, Net Losses shall be allocated first, to any Partner having a positive Capital Account pro rata in the ratio that each such Partner’s positive Capital Account balance bears to the total aggregate positive Capital Account balance, and thereafter to the Limited Partners in accordance with their respective Percentage Interests.

C.            For purposes of Regulations Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of the amount of Partnership Minimum Gain and the total amount of Nonrecourse Built-in Gain shall be allocated first to account for any income or gain to be allocated to the Special Limited Partners pursuant to Section 2.B and 2.C of Exhibit C and then among the Partners in accordance with their respective Percentage Interests. The Partnership covenants to retain sufficient Nonrecourse Liabilities to permit the allocation of such Nonrecourse Liabilities to the Special Limited Partners in an amount sufficient to avoid recapture of tax liability with respect to the Special Limited Partners’ negative capital accounts.

D.            Any gains upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to Exhibit C that are characterized as Recapture Income, be allocated to Partners in the same proportions and to the same extent as such Partners have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

ARTICLE 7

MANAGEMENT AND OPERATIONS OF BUSINESS

Section 7.1	Management.

A.            Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner. The Limited Partners shall not have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Limited Partners. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3 hereof, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:

(1)       the execution, acknowledgment, verification, delivery, filing and recording, for and in the name of the Partnership, and any and all documents and instruments, including the Net 3 Merger Agreement and the performance of any and all acts required by applicable law or which the General Partner deems necessary or advisable in order to give effect to the consummation of the Net 3 Merger;

(2)       the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as will permit LXP (so long as LXP qualifies as a REIT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to its stockholders sufficient to permit LXP to maintain REIT status) and the assumption or guarantee of, or other contracting for, indebtedness and other liabilities;

(3)       the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any assets of the Partnership or the merger or other combination of the Partnership with or into another entity (all of the foregoing subject to any prior approval only to the extent required by Section 7.3 hereof);

(4)       the use of the assets of the Partnership for any purpose consistent with the terms of this Agreement and on any terms the General Partner sees fit, and the making of capital contributions or loans to its Subsidiaries;

(5)       the management, operation, leasing, landscaping, repair, alteration, demolition or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership;

(6)       the negotiation, execution and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement;

(7)       the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

(8)       the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships or joint ventures that the General Partner deems desirable;

(9)       the undertaking of any action in connection with the Partnership’s direct or indirect investment in its Subsidiaries or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);

(10)   the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as the General Partner may adopt;

(11)     the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership; and

(12)     the making, execution and delivery of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate in the judgment of the General Partner for the accomplishment of any of the powers of the General Partner enumerated in this Agreement.

B.            At all times from and after the date hereof, the General Partner may cause the Partnership to obtain and maintain (i) casualty, liability and other insurance on the properties of the Partnership and (ii) liability insurance for the Indemnitees hereunder.

C.            At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain any and all reserves, working capital accounts and other cash or similar balances in such amounts as the General Partner, in its sole discretion, deems appropriate and reasonable from time to time.

D.            In exercising its authority under this Agreement, the General Partner may, but shall not be obligated to, take into account the tax consequences to any Partner of any action taken by it. The General Partner and the Partnership shall not, however, have liability to an Additional Limited Partner under any circumstances as a result of an income tax liability incurred by such Additional Limited Partner as a result of an action (or inaction) by the General Partner pursuant to its authority under this Agreement.

Section 7.2	Certificate of Limited Partnership.

To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to the Certificate and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, or the District of Columbia, in which the partnership may elect to do business or own property. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability to the extent provided by applicable law) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property.

Section 7.3	Intentionally Omitted.
Section 7.4	Reimbursement of LXP.

A.            Except as provided in this Section 7.4 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

B.            LXP and the General Partner shall be reimbursed by the Partnership for all expenses the General Partner and LXP incurs relating to the formation and organization of the General Partner, the Partnership and the Limited Partner, and any other issuance of REIT Shares pursuant to Section 4.2 hereof.

C.            In the event that LXP shall elect to purchase from its shareholders REIT Shares for the purpose of delivering such REIT Shares to satisfy an obligation under any dividend reinvestment program adopted by LXP, any employee stock purchase plan adopted by LXP, or any similar obligation or arrangement undertaken by LXP in the future or for the purpose of retiring such REIT Shares, the purchase price paid by LXP for such REIT Shares and any other expenses incurred by LXP in connection with such purchase shall be considered expenses of the Partnership and shall be advanced or reimbursed to LXP, subject to the condition that (i) if such REIT Shares subsequently are sold by LXP, LXP shall pay to the Partnership, through the General or Limited Partner, any proceeds received by LXP for such REIT Shares (which sales proceeds shall include the amount of dividends reinvested under any dividend reinvestment or similar program; provided that a transfer of REIT Shares for Partnership Units pursuant to Section 8.4 would not be considered a sale for such purpose); and (ii) if such REIT Shares are not retransferred by LXP within thirty (30) days after the purchase thereof, or LXP otherwise determines not to retransfer such REIT Shares, the General Partner shall cause the Partnership to redeem a number of Partnership Units held by LXP as a Limited Partner (whether directly or indirectly through a Subsidiary), equal to the result obtained by dividing the number of such REIT Shares by the Redemption Factor (in which case such advancement of expenses shall be treated as having been made as a distribution in redemption of such number of Partnership Units by LXP). Notwithstanding the foregoing, the General Partner shall equitably adjust any amounts required to be paid pursuant to this Section 7.4.C. to reflect the fact that LXP and the General Partner are subject to similar obligations pursuant to the partnership agreements of two other operating partnerships, Lepercq Corporate Income Fund, L.P. and Lepercq Corporate Income Fund II, L.P.

Section 7.5	Indemnification.

A.            The Partnership shall indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorney’s fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the Mergers or to the operations of the Partnership as set forth in this Agreement in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise; provided that the Partnership shall not indemnify an Indemnitee for such Indemnitee’s breach of duty of loyalty to the Partnership or for acts or omissions not taken by the Indemnitee in good faith or which involve intentional misconduct or a knowing violation of law or in which such Indemnitee received an improper personal benefit. The General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.5 in favor of any Indemnitee having or potentially having liability for any such indebtedness. It is the intention of this Section 7.5.A that the Partnership indemnify each Indemnitee to the fullest extent permitted under the Act. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.5.A. The termination of any proceeding by conviction of an Indemnitee or upon a plea of nolo contendere or its equivalent by an Indemnitee, or an entry of an order of probation against an Indemnitee prior to judgment, creates a rebuttable presumption that such Indemnitee acted in a manner contrary to that specified in this Section 7.5.A with respect to the subject matter of such proceeding.

B.            Reasonable expenses incurred by an Indemnitee who is a party to a proceeding may be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in Section 7.5.A has been met and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

C.            The indemnification provided by this Section 7.5 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise.

D.            The Partnership may, but shall not be obligated to, purchase and maintain insurance on behalf of any of the Indemnitees and such other Persons as the General Partner shall determine against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

E.             In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

F.             The provisions of this Section 7.5 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.5 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Partnership’s liability to any Indemnitee under this Section 7.5 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE 8

RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS

Section 8.1	Management of Business.

The Limited Partners and Assignees shall not take part in the operation, management or control of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 8.2	Outside Activities of Additional Limited Partners.

Neither the Partnership nor any Partner shall have any rights by virtue of this Agreement in any business ventures of any Additional Limited Partner or Assignee. None of the Additional Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person (other than the General Partner and the Initial Limited Partner to the extent expressly provided herein) and such Person shall have no obligation pursuant to this Agreement or otherwise to offer any interest in any such business ventures to the Partnership, any Additional Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Additional Limited Partner, or such other Person, could be taken by such Person.

Section 8.3	Return of Capital.

Except pursuant to the right of redemption set forth in Section 8.4, no Partner shall be entitled to the withdrawal or return of his Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein.

Section 8.4	Redemption Rights.

A.            Subject to Section 8.4.B or C, on or at any time after the Initial Redemption Date, each Special Limited Partner shall have the right (the “Redemption Right”) to require the Partnership to redeem on a Specified Redemption Date all or a portion of the Partnership Units held by such Special Limited Partner for the Share Redemption Amount to be delivered by the Partnership; provided, however, that, at the option of the General Partner, such Partnership Units may be redeemed for the Cash Redemption Amount to be delivered by the Partnership. The Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the General Partner by the Special Limited Partner who is exercising the Redemption Right (the “Redeeming Partner”). A Special Limited Partner may not exercise the Redemption Right for fewer than one thousand (1,000) Partnership Units or, if such Special Limited Partner holds fewer than one thousand (1,000) Partnership Units, all of the Partnership Units held by such Special Limited Partner. The Redeeming Partner shall have no right, with respect to any Partnership Units so redeemed, to receive any distributions paid after the Specified Redemption Date. The Assignee of any Special Limited Partner may exercise the rights of such Special Limited Partner pursuant to this Section 8.4, and such Special Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Special Limited Partner’s Assignee. In connection with any exercise of such rights by such Assignee on behalf of such Special Limited Partner, the Redemption Amount shall be delivered by the Partnership directly to such Assignee and not to such Special Limited Partner.

B.            Following the date that at least 50% of the Partnership Units held by the Special Limited Partners immediately following the Effective Date have been redeemed in accordance with the provisions of Section 8.4, LXP or the General Partner may require the remaining Special Limited Partners to redeem their Partnership Units for the Redemption Amount to be delivered by the Partnership. The right of the General Partner under this Section 8.4.B shall be exercised pursuant to a notice delivered to all remaining Special Limited Partners. Such redemption shall be effective on the date specified in the notice, which date shall be at least 30 days after the notice is sent to the Special Limited Partners.

C.            At any time that (i) LXP shall be considering a sale of all or substantially all of its assets, or a merger, consolidation, stock issuance, stock redemption or other similar transaction that would result in a change in the beneficial ownership of LXP by 50% or more, or (ii) the Partnership shall be considering a sale of all or substantially all of its assets or a merger, consolidation, or issuance or redemption of Partnership Interests which would result in a change in the beneficial ownership in Partnership capital or profits of 50% or more, then the General Partner shall have the right to redeem the Partnership Units held by all, but not less than all, of the Additional Limited Partners for the Redemption Amount provided that such redemption is contingent upon the completion of such transaction. In such event, the General Partner shall provide notice to the Limited Partners and such Limited Partners shall be required to surrender their Partnership Units for cancellation. The rights of such Additional Limited Partners shall be limited to the receipt of the Redemption Amount .

D.            In connection with any REIT Shares delivered to any Additional Limited Partner upon the redemption of Partnership Units held by such Additional Limited Partner, it is intended that such Additional Limited Partner be able to resell publicly such REIT Shares pursuant to the provisions of Rule 144 under the Securities Act of 1933, but without the need to comply with the holding period requirements of Rule 144(d). To the extent that counsel to LXP reasonably determines that resales of any such REIT Shares cannot be made pursuant to the provisions of Rule 144, and without the need to comply with the holding period requirements of Rule 144(d), LXP agrees, at its sole cost and expense, if requested by Special Limited Partners representing a majority of the Partnership Units (including REIT Shares delivered upon exchange of such Partnership Units) held by such Special Limited Partners, or by Additional Limited Partners representing a majority of the Partnership Units (including REIT Shares delivered upon the exchange of such Partnership Units) held by such class of Additional Limited Partners, to include REIT Shares that may be (or already have been) acquired by any Special Limited Partner or any Additional Limited Partner, as the case may be, in an effective registration statement under the Securities Act of 1933; provided that LXP’s obligations to include such REIT Shares in such an effective registration statement shall be conditioned upon Special Limited Partners representing a majority of the Partnership Units (including REIT Shares delivered upon exchange of such Partnership Units) held by such Special Limited Partners or, where applicable, by Additional Limited Partners representing a majority of the Partnership Units (including REIT Shares delivered upon the exchange of such Partnership Units) held by such class of Additional Limited Partners, agreeing to be bound by a customary registration rights agreements to be prepared by LXP. In addition, any Additional Limited Partner whose REIT Shares are included in such registration statement must also agree to be bound by the terms and provisions of a registration rights agreement.

E.             Notwithstanding the provisions of Section 8.4.A, a Subsequent Partner shall not be entitled to exercise the Redemption Right pursuant to Section 8.4.A if the delivery of REIT Shares to such Subsequent Partner on the Specified Redemption Date would be prohibited under the Declaration of Trust and shall be subject in any event to the issuance of REIT Shares being in compliance with all applicable Federal and State securities laws.

F.             Notwithstanding any other provision of this Agreement, upon the occurrence of a Capital Event prior to the Specified Redemption Date, the proceeds of which are distributed to the Partners, and ultimately proportionately to the shareholders of LXP, the Percentage Interest of each Partner shall, from the date of such Capital Event, be equal to (i) the product of (a) such Partner’s Percentage Interest prior to such Capital Event and (b) the difference between (x) the fair market value of the assets of the Partnership and (y) any amounts distributed to such Partner as a result of the Capital Event, divided by (ii) the fair market value of the assets of the Partnership after such distribution. The General Partner shall adjust the number of Partnership Units owned by each Partner to appropriately reflect the adjustments made by this Section 8.4.F.

ARTICLE 9

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1	Records and Accounting.

The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or on such other basis as the General Partner determines to be necessary or appropriate.

Section 9.2	Fiscal Year.

The fiscal year of the Partnership shall be the calendar year.

ARTICLE 10

TAX MATTERS

Section 10.1	Preparation of Tax Returns.

The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by the Additional Limited Partners for federal and state income tax reporting purposes.

Section 10.2	Tax Elections.

Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code; provided that, the General Partner shall make the election under Section 754 of the Code in accordance with applicable Regulations thereunder. The General Partner shall have the right to seek to revoke any such elections (including, without limitation, the election under Section 754 of the Code) upon the General Partner’s determination in its sole and absolute discretion that such revocation is in the best interests of the Partners.

Section 10.3	Tax Matters Partner.

A.            The General Partner shall be the “tax matters partner” of the Partnership for federal income tax purposes. The tax matters partner is authorized but not required, to take any action on behalf of the Partners of the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by law.

B.            The taking of any action and the incurring of any expense by the tax matters partner in connection with any such audit or proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.7 of this Agreement shall be fully applicable to the tax matters partner in its capacity as such.

C.            The tax matters partner shall receive no compensation for its services. All third party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

Section 10.4	Withholding.

Each Additional Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Additional Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Additional Limited Partner pursuant to this Agreement. Any amount paid on behalf of or with respect to an Additional Limited Partner shall constitute a loan by the Partnership to such Additional Limited Partner which loan shall be repaid by such Additional Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to such Additional Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to Additional Limited Partner. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Additional Limited Partner. Any amounts payable by a Limited Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full.

ARTICLE 11

TRANSFERS AND WITHDRAWALS

Section 11.1	Transfer.

A.            The term “transfer,” when used in this Article 11 with respect to a Partnership Unit, shall be deemed to refer to a transaction by which a Partner purports to assign all or any part of its Partnership Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise. The term “transfer” when used in this Article 11 does not include any redemption of Partnership Units by an Additional Limited Partner or acquisition of Partnership Units from an Additional Limited Partner by the General Partner pursuant to Section 8.4.

B.            No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void.

Section 11.2     Transfer of Partnership Interests by the General Partner and the Initial Limited Partner.

A.            The General Partner may not transfer any of its General Partner Interest except to the Initial Limited Partner or LXP. The General Partner may not withdraw as General Partner except in connection with the complete transfer of its Partnership Interest as permitted hereunder.

B.            The Initial Limited Partner may not transfer any of its Partnership Interests, except to the General Partner or LXP. The Initial Limited Partner may not withdraw as Initial Limited Partner except in connection with the complete transfer of its Partnership Interest as permitted hereunder.

C.            If LXP acquires any or all of the Partnership Interests of the General Partner or the Initial Limited Partner as permitted hereunder, LXP agrees that it will not transfer any of its Partnership Interests, except to the Initial Limited Partner or to the General Partner. LXP may not withdraw as Partner except in connection with the complete transfer of any Partnership Interest as permitted hereunder.

D.            Any transferee who acquires a Partnership Interest under this Section 11.2 may become a Substituted Additional Limited Partner, or a successor General Partner upon such terms specified by the General Partner, including the delivery to the General Partner of such documents or instruments, including powers of attorney, as may be required in the discretion of the General Partner in order to effect such Person’s admission as a Partner.

Section 11.3	Additional Limited Partners’ Rights to Transfer.

A.            Subject to the provisions of Section 11.3.E, no Additional Limited Partner shall have the right to transfer all or any portion of its Partnership Interest, or any of such Additional Limited Partner’s rights as a Special Limited Partner, without the prior written consent of the General Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion; provided, however, that an Additional Limited Partner shall not have the right to consummate more than one (1) such transfer in any calendar quarter period without the prior written consent of the General Partner. Any purported transfer of a Partnership Interest by an Additional Limited Partner in violation of this Section 11.3.A shall be void ab initio and shall not be given effect for any purpose by the Partnership.

B.            If an Additional Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Additional Limited Partner’s estate shall have all the rights of a Special Limited Partner, but no more rights than those enjoyed by other Special Limited Partners, as the case may be, for the purpose of settling or managing the estate and such power as the Incapacitated Additional Limited Partner possessed to transfer all or any part of its interest in the Partnership. The Incapacity of an Additional Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

C.            The General Partner may prohibit any transfer otherwise permitted under Section 11.3.E by an Additional Limited Partner of his Partnership Units (i) if, in the opinion of legal counsel to the Partnership, such transfer would require filing of a registration statement under the Securities Act of 1933 or would otherwise violate any federal, state, or foreign securities laws or regulations applicable to the Partnership or the Partnership Units or, (ii) if the transferring Additional Limited Partner, fails or is unable to obtain and deliver to the Partnership, after request therefor is made by the General Partner, a legal opinion from counsel acceptable to the General Partner, addressed to the Partnership and the General Partner, that such registration is not required in connection with such transfer and that such transfer does not violate any federal, state or foreign securities laws or regulations applicable to the Partnership or the Partnership Units.

D.            No transfer by an Additional Limited Partner of its Partnership Units may be made to any Person if (i) in the opinion of legal counsel for the Partnership, it would result in the Partnership being treated as an association taxable as a corporation or would cause LXP to lose its REIT status under the Code or (ii) such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704(b) of the Code.

E.             Notwithstanding the provisions of Section 11.3.A (but subject to the provisions of Section 11.3.C and 11.3.D), an Additional Limited Partner may, with or without the consent of the General Partner, transfer all or a portion of his Partnership Units to (i)(a) a member of his Immediate Family, or a trust for the benefit of a member of his Immediate Family, (b) an organization that qualifies under Section 501(c)(3) of the Code and that is not a private foundation within the meaning of Section 509(a) of the Code or (c) in the case of an Additional Partner that is a partnership, a partner in the Additional Limited Partner in a distribution by that Additional Limited Partner to its partners under the partnership agreement of such Additional Limited Partner or (ii) a lender as security for a loan made to or guaranteed by the Additional Limited Partner, provided that in connection with any such transfer the lender does not acquire greater rights with respect to the Partnership Units than those held by the transferring Additional Limited Partner.

Section 11.4	Substituted Additional Limited Partners.

A.            No Additional Limited Partner shall have the right to substitute a transferee in his place. The General Partner shall, however, have the right to consent to the admission of a transferee of the interest of an Additional Limited Partner pursuant to this Section 11.4 as a Substituted Additional Limited Partner which consent may be given or withheld by the General Partner in its sole and absolute discretion. The General Partner’s failure or refusal to permit a transferee of any such interests to become a Substituted Additional Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.

B.            A transferee who has been admitted as a Substituted Additional Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of the transferor Additional Limited Partner under this Agreement.

C.            Upon the admission of a Substituted Additional Limited Partner, the General Partner shall amend Exhibit A, where applicable, to reflect the name, address, number of Partnership Units, and Percentage Interest of such Substituted Additional Limited Partner, and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substituted Additional Limited Partner.

Section 11.5	Assignees.

If the General Partner, in its sole and absolute discretion, does not consent to the admission of any permitted transferee under Section 11.3 as an Additional Limited Partner, as described in Section 11.4, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be deemed to have had assigned to it, and shall be entitled to receive, distributions from the Partnership and the share of Net Income, Net Losses, Recapture Income, and any other items of income, gain, loss, deduction and credit of the Partnership attributable to the Partnership Units assigned to such transferee, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement, and shall not be entitled to vote such Partnership Units in any matter presented to the Additional Limited Partners for a vote (such Partnership Units being deemed to have been voted on such matter in the same proportion as all other Partnership Units held by Special Limited Partners or other Additional Limited Partners, where applicable, are voted). In the event any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all the provisions of this Article 11 to the same extent and in the same manner as any Additional Limited Partner desiring to make an assignment of Partnership Units.

Section 11.6	General Provisions.

A.            No Additional Limited Partner may withdraw from the Partnership other than as a result of a permitted transfer of all of such Additional Limited Partner’s Partnership Units in accordance with this Article 11 or pursuant to redemption of all of its Partnership Units under Section 8.4.

B.            Any Additional Limited Partner who shall transfer all of his Partnership Units in a transfer permitted pursuant to this Article 11 shall cease to be an Additional Limited Partner upon the admission of an Assignee of such Partnership Units as a Substituted Additional Limited Partner. Similarly, any Additional Limited Partner who shall transfer all of his Partnership Units pursuant to a redemption of all of his Partnership Units under Section 8.4 shall cease to be an Additional Limited Partner.

C.            Transfers pursuant to this Article 11 may only be made on the first day of a fiscal quarter of the Partnership, unless the General Partner otherwise agrees.

D.            If any Partnership Unit is transferred or assigned in compliance with the provisions of this Article 11, or redeemed or transferred pursuant to Section 8.4 on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items attributable to such Partnership Unit for such Partnership Year shall be allocated to the transferor Partner or the Redeeming Partner, as the case may be, and, in the case of a transfer or assignment other than a redemption, to the transferee Partner, by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method. Solely for purposes of making such allocations, each of such items for the calendar month in which a transfer or assignment occurs shall be allocated to the transferee Partner, and none of such items for the calendar month in which a transfer or a redemption occurs shall be allocated to the transferor Partner or the Redeeming Partner, as the case may be. All distributions of Operating Cash Flow attributable to such Partnership Unit with respect to which the Partnership Record Date is before the date of such transfer, assignment or redemption shall be made to the transferor Partner or the Redeeming Partner, as the case may be, and, in the case of a transfer or assignment other than a redemption, all distributions of Operating Cash Flow thereafter attributable to such Partnership Unit shall be made to the transferee Partner.

ARTICLE 12

ADMISSION OF PARTNERS

Section 12.1	Admission of Subsequent Partner.

No Person shall be admitted as a Partner except in accordance with the terms of this Agreement and upon obtaining the consent of the General Partner. Any prospective Partner must submit to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, and (ii) such other documents or instruments, including powers of attorney, as may be required in the discretion of the General Partner in order to effect such Person’s admission as a Partner.

A.           The admission of any Person as a Subsequent Partner shall become effective on the date upon which the name of such Person is recorded in the books and records of the Partnership, following the consent of the General Partner to such admission.

B.           If any Subsequent Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Subsequent Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method. Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Subsequent Partner occurs shall be allocated among all the Partners and Assignees including such Additional Limited Partner. All distributions of Operating Cash Flow with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Subsequent Partner, and all distributions of Operating Cash Flow thereafter shall be made to all the Partners and Assignees including such Subsequent Partner.

Section 12.2	Amendment of Agreement and Certificate of Limited Partnership.

For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practicable an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate.

ARTICLE 13

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.1	Dissolution.

The Partnership shall not be dissolved by the admission of Substituted Additional Limited Partners or Subsequent Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (“Liquidating Events”):

A.	the expiration of its term as provided in Section 2.5 hereof;

B.           an event of withdrawal of the General Partner, as defined in the Act, unless (i) at the time of such event there is at least one remaining general partner of the Partnership who carries on the business of the Partnership (and each remaining general partner of the Partnership is hereby authorized to carry on the business of the Partnership in such an event) or (ii) within ninety (90) days after such event, all Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of LXP as the General Partner of the Partnership (and LXP agrees to become a general partner of the Partnership);

C.           entry of a decree of judicial dissolution of the Partnership pursuant to the provision of the Act; or

D.           the sale of all or substantially all of the assets and properties of the Partnership.

Section 13.2	Winding Up.

A.           Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The General Partner or, in the event there is no remaining General Partner, any Person elected by a majority in interest of the Limited Partners (the General Partner or such other Person being referred to herein as the “Liquidator”) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order:

(1)       First, to the satisfaction of all of the Partnership’s debts and liabilities, including all contingent, conditional or immature claims and obligations to creditors other than the Partners (whether by payment or the making of reasonable provision for payment thereof);

(2)       Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the General Partner;

(3)       Third, to the payment and discharge of all of the Partnership’s debts and liabilities to the other Partners;

(4)       The balance if any, to the Partners in accordance with the positive Capital Account balances of the Partners, after giving effect to all contributions, distributions, and allocations for all periods.

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 13.

B.           Notwithstanding the provisions of Section 13.2.A hereof which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion (subject to its obligation to gradually settle and close the Partnership’s business under Section 17-803 of the Act), defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors).

Section 13.3	Negative Capital Accounts.

A.           Except as provided in this Section 13.3, no Partner, general or limited, shall be liable to the Partnership or to any other Partner for any negative balance outstanding in each such Partner’s Capital Account, whether such negative Capital Account results from the allocation of Net Losses, or other items of deduction and loss to such Partner or from distributions to such Partner.

B.           Subject to Section 13.3.C, if any Special Limited Partner on the date of the “liquidation” of his respective interest in the Partnership (within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g)), including a redemption under Section 8.4, would, following a hypothetical sale of Partnership assets and the liquidation of the Partnership, have a negative balance in his Capital Account, then such Special Limited Partner shall contribute in cash to the capital of the Partnership the amount required to increase his Capital Account as of such date to zero. Any such contribution required of such Special Limited Partner hereunder shall be made on or before the later of (i) the end of the Partnership Year in which the interest of such Special Limited Partner is liquidated or (ii) the ninetieth (90th) day following the date of such liquidation.

C.           After the death of a Special Limited Partner, the executor of the estate of such Special Limited Partner may elect to reduce (or eliminate) the deficit Capital Account restoration obligation of such Special Limited Partner. Pursuant to Section 13.3.B. such election may be made by such executor by delivering to the General Partner within two hundred seventy (270) days of the death of such Special Limited Partner a written notice setting forth the maximum deficit balance in his Capital Account that such executor agrees to restore under Section 13.3.B, if any. If such executor does not make a timely election pursuant to this Section 13.3.C (whether or not the balance in his Capital Account is negative at such time), then a Special Limited Partner’s estate (and the beneficiaries thereof who receive distribution of Partnership Units therefrom) shall be deemed to have a deficit Capital Account restoration obligation as set forth pursuant to the terms of Section 13.3.B.

Section 13.4	Deemed Distribution and Recontribution.

Notwithstanding any other provision of this Article 13, in the event the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, the Partnership’s property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged, and the Partnership’s affairs shall not be wound up. Instead, for federal income tax purposes and for purposes of maintaining Capital Accounts pursuant to Exhibit B hereto, the Partnership shall be deemed to have distributed the property in kind to the Partners, who shall be deemed to have assumed and taken such property subject to all Partnership liabilities, all in accordance with their respective Capital Accounts. Immediately thereafter, the General Partner and Limited Partners shall be deemed to have re-contributed the Partnership property in kind to the Partnership, which shall be deemed to have assumed and taken such property subject to all such liabilities.

Section 13.5	Rights of the Limited Partners.

Except as otherwise provided in this Agreement, the Limited Partners shall look solely to the assets of the Partnership for the return of its Capital Contribution and shall have no right or power to demand or receive property other than cash from the Partnership.

Section 13.6	Waiver of Partition.

Each Partner hereby waives any right to partition of the Partnership property.

ARTICLE 14

AMENDMENT OF PARTNERSHIP AGREEMENT

Section 14.1	Amendments.

A.           This Agreement may be amended with the consent of the General Partner, the Initial Limited Partner, and the Special Limited Partners representing a majority of Partnership Units held by such Special Limited Partners, but such amendments shall not require the approval of any Additional Limited Partners other than the Special Limited Partners.

B.           Notwithstanding Section 14.1.A, the General Partner shall have the power, without the consent of any other Partner to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(1)       to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners; to set forth the designation, rights, powers, duties, and preferences of the holders of any additional Partnership Interests issued pursuant to Section 4.2.A hereof;

(2)       to reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement; and

(3)       to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling, or regulation of a federal or state agency or contained in federal or state law.

The General Partner shall provide notice to the other Partners when any action under this Section 14.1.B is taken.

C.           Notwithstanding Sections 14.1.A and 14.1.B hereof, this Agreement shall not be amended without the consent of each Partner adversely affected if such amendment would (i) convert a Limited Partner’s interest in the Partnership into a general partner interest, (ii) modify the limited liability of a Limited Partner in a manner adverse to such Partner, (iii) alter or modify the Redemption Right and Share Redemption Amount as set forth in Section 8.4 in a manner adverse to such Partner, or (iv) amend this Section 14.1.C.

ARTICLE 15

GENERAL PROVISIONS

Section 15.1	Addresses and Notice.

Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address set forth in Exhibit A or such other address of which the Partner shall notify the General Partner in writing.

Section 15.2	Titles and Captions.

All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

Section 15.3	Pronouns and Plurals.

Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Each reference herein to Partnership Units held by the General Partner or a Special Limited Partner shall be deemed to be a reference to Partnership Units held by such Partner in its role as such.

Section 15.4	Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.5	Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.6	Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver or any such breach or any other covenant, duty, agreement or condition.

Section 15.7	Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affirming its signature hereto.

Section 15.8	Applicable Law.

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 15.9	Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 15.10	Entire Agreement.

This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes the Prior Agreement and any other prior written or oral understandings or agreements among them with respect thereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first written above.

GENERAL PARTNER:

Lex GP-1, Inc.

By /s/ Patrick Carroll

Name: Patrick Carroll

Title: Vice President

INITIAL LIMITED PARTNER:

Lex LP-1, Inc.

By /s/ Patrick Carroll

Name: Patrick Carroll

Title: Vice President

SPECIAL LIMITED PARTNERS

By /s/ E. Robert Roskind

On behalf of the Special Limited

Partners set forth on Exhibit A

Acknowledged and Accepted:

LEXINGTON CORPORATE PROPERTIES TRUST

By /s/ T. Wilson Eglin

Name: T. Wilson Eglin

Title: President

EXHIBIT A

PARTNERS

Name and Address	Number of Common Units	Number of Special Limited Partner Units	Capital Contribution

General Partner:

Lex GP-1, Inc. c/o Lexington Corporate Properties Trust 355 Lexington Avenue New York, New York 10017	44,410		$643,500.90

Initial Limited Partner:

Lex LP-1, Inc. c/o Lexington Corporate Properties Trust 355 Lexington Avenue New York, New York 10017	4,396,584		$63,706,502.16

Special Limited Partners:

Lepercq Net 1 L.P. c/o Lexington Corporate Properties Trust 355 Lexington Avenue New York, New York 10017		17,598	$254,995.02

Lepercq Net 2 L.P. c/o Lexington Corporate Properties Trust 355 Lexington Avenue New York, New York 10017		27,260	$394,997.40

	4,440,994	44,858	$64,999,995.48

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EXHIBIT B

CAPITAL ACCOUNT MAINTENANCE

1.	Capital Accounts of the Partners

A.           The Partnership shall maintain for each Partner a separate Capital Account in accordance with the rules of Regulations Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions and any other deemed contributions made by such Partner to the Partnership pursuant to this Agreement and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1.A of the Agreement and Exhibit C hereof, and decreased by (x) the amount of cash or Agreed Value of all actual and deemed distributions of cash or property made to such Partner pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1.B of the Agreement and Exhibit C hereof.

B.           For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Partners’ Capital Accounts, unless otherwise specified in this Agreement, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(1)       Except as otherwise provided in Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership; provided that the amounts of any adjustments to the adjusted bases of the assets of the Partnership made pursuant to Section 734 of the Code as a result of the distribution of property by the Partnership to a Partner (to the extent that such adjustments have not previously been reflected in the Partners’ Capital Accounts) shall be reflected in the Capital Accounts of the Partners in the manner and subject to the limitations prescribed in Regulations Section 1.704-1(b)(2)(iv)(m)(4).

(2)       The computation of all items of income, gain, loss and deduction shall be made without regard to the fact that items described in Sections 705(a)(1)(B) or 705(a)(2)(B) of the Code are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

(3)       Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

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(4)      In lieu of the depreciation, amortization, and other cash recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year.

(5)       In the event the Carrying Value of any Partnership Asset is adjusted pursuant to Section 1.D hereof, the amount of any such adjustment shall be taken into account as gain or loss from the disposition of such asset.

(6)       Any items specially allocated under Section 2 of Exhibit C hereof shall not be taken into account.

C.           Generally, a transferee (including any Assignee) of a Partnership Unit shall succeed to a pro rata portion of the Capital Account of the transferor; provided that if the transfer causes a termination of the Partnership under Section 708(b)(1)(B) of the Code, the Partnership’s properties shall be deemed, solely for federal income tax purposes, to have been distributed in liquidation of the Partnership to the holders of Partnership Units (including such transferee) and re-contributed by such Persons in reconstitution of the Partnership. In such event, the Carrying Values of the Partnership properties shall be adjusted immediately prior to such deemed distribution pursuant to Section l.D.(2) hereof. The Capital Accounts of such reconstituted Partnership shall be maintained in accordance with the principles of this Exhibit B.

D.           (1)         Consistent with the provisions of Regulations Section 1.704-1(b)(2)(iv)(f), and as provided in Section 1.D.(2), the Carrying Values of all Partnership assets shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the times of the adjustments provided in Section 1.D.(2) hereto, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property and allocated pursuant to Section 6.1 of the Agreement.

(2)       Such adjustments shall be made as of the following times: (a) immediately prior to the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) immediately prior to the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; and (c) immediately prior to the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided that adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

(3)       In accordance with Regulations Section 1.704-1(b)(2)(iv)(e) the Carrying Value of Partnership assets distributed in kind shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the time any such asset is distributed.

(4)       In determining Unrealized Gain or Unrealized Loss for purposes of this Exhibit B, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) shall be determined by the General Partner using such reasonable method of valuation as it may adopt, or in the case of a liquidating distribution

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pursuant to Article 13 of the Agreement, be determined and allocated by the Liquidator using such reasonable methods of valuation as it may adopt. The General Partner, or the Liquidator, as the case may be, shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its sole and absolute discretion to arrive at a fair market value for individual properties).

E.           The provisions of this Agreement (including this Exhibit B and the other Exhibits to this Agreement) relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, the General Partner, or the Limited Partners), are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Article 13 of the Agreement upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership Capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

2.	No Interest

No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners’ Capital Accounts.

3.	No Withdrawal

No Partner shall be entitled to withdraw any part of his Capital Contributions or his Capital Account or to receive any distribution from the Partnership, except as provided in this Agreement.

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EXHIBIT C

SPECIAL ALLOCATION RULES

1.	Special Allocation Rules

Notwithstanding any other provision of the Agreement or this Exhibit C, the following special allocations shall be made in the following order:

A.           Minimum Gain Chargeback. Notwithstanding the provisions of Section 6.1 of the Agreement or any other provisions of this Exhibit C, if there is a net decrease in Partnership Minimum Gain during any Partnership Year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). This Section l.A is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and for purposes of this net decrease only, each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of this Agreement with respect to such Partnership Year and without regard to any decrease in Partner Minimum Gain during such Partnership Year.

B.           Partner Minimum Gain Chargeback. Notwithstanding any other provision of Section 6.1 of the Agreement or any other provisions of this Exhibit C (except Section l.A. hereof), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This Section 1.B is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for the purposes of this Section 1.B, each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of the Agreement or this Exhibit C with respect to such Partnership Year, other than allocations-pursuant to Section 1.A hereof.

C.           Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), and after giving effect to the allocations required under Sections l.A and l.B hereof, such Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain shall be specifically allocated to such

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Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible.

D.           Nonrecourse Deductions. Nonrecourse Deductions for any Partnership Year shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that Nonrecourse Deductions for any Partnership Year must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Initial Limited Partner and the Limited Partners, to revise the prescribed ratio for such Partnership Year to the numerically closest ratio which does satisfy such requirements.

E.            Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(2).

F.            Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

2.	Allocations for Tax Purposes

A.           Except as otherwise provided in this Section 2, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

B.           In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss and deduction shall be allocated for federal income tax purposes among the Partners as follows:

(1)         (a)          In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners consistent with the principles of Section 704(c) of the Code that takes into account the variation between the 704(c) Value of such property and its adjusted basis at the time of contribution; and

(b)          any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

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(2)	(a)	In the case of an Adjusted Property, such items shall

(1)          first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Exhibit B and

(2)          second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 2.B.(1) of this Exhibit C; and

(b)          any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

(3)       All other items of income, gain, loss and deduction shall be allocated among the Partners in the same manner as their correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

C.           To the extent Regulations promulgated pursuant to 704(c) of the Code permit a partnership to utilize creative methods to eliminate the disparities between the value of property and its adjusted basis (including, without limitation, the implementation of curative allocations), the General Partner shall have the authority to elect the method used by the Partnership and such election shall be binding on the Partners.

Without limiting the foregoing, the General Partner shall take all steps (including, without limitation, implementing curative allocations) that it determines are necessary or appropriate to ensure that the amount of taxable gain required to be recognized by the General Partner upon a disposition by the Partnership of any Contributed Property or Adjusted Property does exceed the sum of (i) the gain that would be recognized by the General Partner if such property had an adjusted tax basis at the time of disposition equal to the 704(c) Value of such property plus (ii) the deductions for depreciation, amortization or other cost recovery actually allowed to the General Partner with respect to such property for federal income tax purposes (after giving effect to the “ceiling rule”).

C-3

EXHIBIT D

NOTICE OF REDEMPTION

The undersigned Special Limited Partner hereby irrevocably (i) redeems ___________ Partnership Units in Net 3 Acquisition L.P. in accordance with the terms of the Second Amended and Restated Agreement of Limited Partnership of Net 3 Acquisition L.P., as amended, and the Redemption Right referred to therein, (ii) surrenders such Partnership Units and all right, title and interest therein, and (iii) directs that the Redemption Amount deliverable upon exercise of the Redemption Right be delivered to the address and placed in the name(s) and at the address(es) specified below. The undersigned hereby represents, warrants, certifies and agrees (a) that the undersigned has good, marketable and unencumbered title to such Partnership Units, free and clear of the rights or interests of any other person or entity, (b) that the undersigned has the full right, power and authority to redeem and surrender such Partnership Units as provided herein, (c) that the undersigned has obtained the consent or approval of all persons or entities, if any, having the right to consent to or approve such redemption and surrender, (d) that if the undersigned is acquiring REIT Shares, the undersigned is doing so with the understanding that such REIT Shares may only be resold or distributed pursuant to a registration statement under the Securities Act of 1933 or in a transaction exempt from the registration requirements of such Act and (e) that Lexington Corporate Properties Trust may refuse to transfer such REIT Shares as to which evidence satisfactory to it of such registration or exemption is not provided to it.

Dated: _____________

Name of Special Limited Partner:

________________________________________

(Signature of Special Limited Partner)

________________________________________

(Street Address)

________________________________________

(City) (State) (Zip Code)

D-1

Signature Guaranteed by:

_________________________________________

If REIT Shares are issued, issue them to:

Please insert social security or identifying number:

Name:

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